RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (“Agreement”) is entered into effective as of November 29, 2011 (the “Effective Date”), by and among LINN OPERATING, INC., a Delaware corporation (the “Company”), LINN ENERGY, LLC, a Delaware limited liability company and the one hundred percent (100%) parent of the Company (“Linn Energy”), and MICHAEL C. LINN (“Mr. Linn”).

RECITALS

WHEREAS, the Company and Mr. Linn entered into that certain Third Amended and Restated Employment Agreement effective as of December 17, 2008, as amended by Amendment No. 1 to the Third Amended and Restated Employment Agreement effective as of January 1, 2010 (the “Prior Agreement”); and

WHEREAS, pursuant to the Prior Agreement, Mr. Linn resigned as Chief Executive Officer of Linn Energy, retained his position as an employee of the Company and remained in his position as Chairman of the Board of Directors of Linn Energy (the “Board”) but his title changed to Executive Chairman of the Board; and

WHEREAS, the Board has previously authorized a succession plan whereby Mr. Linn will resign as an employee of the Company; and

WHEREAS, the parties mutually desire to arrange for Mr. Linn’s retirement from employment with the Company and its subsidiaries under certain terms herein set forth; and

WHEREAS, in recognition of Mr. Linn’s founding of the Company and his dedicated service to Linn Energy, the Board deems it to be in the best interests of Linn Energy that Mr.Linn continue to provide leadership to Linn Energy and accordingly desires that Mr. Linn remain in his position as a member of the Board but his title will change to Director and Founder; and

WHEREAS, the parties desire to provide for a smooth transition from Mr. Linn’s role as Executive Chairman of the Board to his new role as Director and Founder; and

WHEREAS, in consideration of the mutual promises contained herein, the parties are willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

1.           Retirement.

Effective as of December 31, 2011 (the “Retirement Date”), Mr. Linn agrees to resign as an employee of the Company and from his position as Executive Chairman of the Board, but agrees to remain in his position as a member of the Board with the title of Director and Founder.  Mr. Linn agrees to take any and all further acts necessary to accomplish such resignations.

2.           Retirement Benefits.

Subject to the provisions of this Section 2 and Mr. Linn’s continued compliance with the provisions of Section 3, the Company will pay or provide to Mr. Linn the payments and benefits specified in this Section 2 (the “Retirement Benefits”).

2.1           Retirement Payment.  Subject to Mr. Linn’s execution on the Retirement Date of a full and complete release of claims against the Company, its affiliates, officers and directors and Linn Energy, its affiliates, officers and directors in the form attached as Exhibit A (“Release”), the Company will pay to Mr. Linn the amounts or benefits described in this Section 2.1 at the times and in the amounts described below.

(a)           2011 Bonus Amount.  The Company will pay to Mr. Linn a lump sum cash payment equal to the greater of his target bonus (which the parties agree is equal to $505,000) or the actual bonus payable for 2011 under the bonus plan established by the Board.  This payment will be in lieu of any other cash bonus amount for 2011.  The target bonus amount shall be payable on the Retirement Date, and any bonus amount in excess of the target bonus will be payable at the time bonus amounts are otherwise payable to Company executives for 2011, but not later than March 15, 2012.

(b)           Retirement Payment.  The Company will pay to Mr. Linn a lump sum cash retirement payment of $6,000,000 on the Retirement Date.

2.2           Welfare Benefits.  Following the Retirement Date, and conditioned upon Mr. Linn’s execution of the Release without revocation, Mr. Linn and his current spouse will continue to be eligible for coverage under the Company’s group medical, vision and dental benefit plans, in accordance with and subject to the terms and conditions of such plans, through the date each has attained age 65, subject to (i) Mr. Linn’s continued payment of one hundred percent of the applicable premium otherwise payable for such coverage under COBRA, as such premiums are in effect from time to time, and (ii) the Company’s ability to amend or terminate its benefit plans at any time; provided, however, that no such amendment may terminate the coverage provided to Mr. Linn and his spouse unless required to comply with applicable law or unless such termination is applicable to active officers of the Company, any successor to the Company and any acquiror of the Company.  Group health, vision and dental benefit continuation under this Section 2.2 is in lieu of continuation coverage under COBRA.  Mr. Linn will have the opportunity to continue participation in the Company’s group life and AD&D insurance plan until December 31, 2012, provided that Mr. Linn will be required to pay the full cost of such coverage, and thereafter Mr. Linn may convert his group life insurance coverage (but not AD&D coverage) into an individual policy under the terms permitted by the Company’s group life insurance carrier.

2.3           Restricted Units.  The granted but unvested restricted units awarded to Mr. Linn pursuant to the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan (the “LTIP”) will remain subject to the applicable Executive Restricted Unit Grant Agreement and Mr. Linn’s service as a member of the Board will constitute a continuation of his service relationship with Linn Energy for purposes of vesting; provided, however, in the event (i) the Company does not re-nominate Mr. Linn to the Board, or (ii) Mr. Linn is not re-elected to the Board, the restricted units will automatically vest and any related restrictions will be waived.

2.4           Unit Options.  The unit options awarded to Mr. Linn pursuant to the LTIP will remain subject to the applicable Executive Option Agreement and Mr. Linn’s service as a member of the Board will constitute a continuation of his service relationship with Linn Energy for purposes of the exercise period for the options.  The Company agrees that the unit option term for all of his unit options shall be extended until the earlier of the expiration date of the options or one year after termination of Mr. Linn’s service as a member of the Board.

3.           Restrictive Covenants.

3.1           Confidential Information.  Mr. Linn hereby acknowledges that in connection with his employment by the Company and his service as a member of the Board he will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Mr. Linn or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates.  Mr. Linn further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company.  For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company, Linn Energy or their direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company, Linn Energy or their direct or indirect subsidiaries, whether oral or in written form.  Mr. Linn agrees that all Confidential Information is and will remain the property of the Company, Linn Energy or their direct or indirect subsidiaries, as the case may be.  Mr. Linn further agrees that, except for disclosures occurring in the good faith performance of his duties for the Company, Linn Energy or their direct or indirect subsidiaries, Mr. Linn will hold in the strictest confidence all Confidential Information, and will not, for a period ending five (5) years after the Retirement Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company, Linn Energy or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information.  Mr. Linn will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Mr. Linn or his agent or other representative or that becomes available to Mr. Linn on a non-confidential basis from a source other than the Company, Linn Energy or their direct or indirect subsidiaries.  Further, Mr. Linn will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company or Linn Energy; provided, however, that if and when such a disclosure is required by law, Mr. Linn promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

3.2           Non-Compete Obligations.  Mr. Linn agrees that during the period ending on December 31, 2012, he will not engage or participate in any manner, whether directly or indirectly, through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is in direct competition with the business of the Company or its direct or indirect subsidiaries in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a two-mile radius of the boundaries of, any mineral property interest of any of the Company or its direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) or any other property on which any of the Company or its direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Retirement Date or as of the end of the six (6) month period following the Retirement Date; provided that, this Section 3.2 will not preclude Mr. Linn from making investments in securities of oil and gas companies which are registered on a national stock exchange, if (A) the aggregate amount owned by Mr. Linn and all family members and affiliates does not exceed five percent (5%) of such company's outstanding securities, and (B) the aggregate amount invested in such investments by Mr. Linn and all family members and affiliates after the date hereof does not exceed $500,000.  Mr. Linn further agrees that he will not utilize the name “Linn” as a part of the name of any business (whether a corporation, partnership, or otherwise) with which he is involved as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director or licensor during the period in which the Company and any successor to the Company or its affiliates utilize “Linn” as part of the entity name; provided, however, that (i) Mr. Linn may use the name "Linn Capital LLC" as the name of any entity that is wholly-owned by Mr. Linn, members of his family and/or trusts for the benefit of Mr. Linn’s family and that is utilized for investment activities, (ii) the name "Linn" may be used in connection with any trust established by Mr. Linn for the benefit of his family or in connection with his personal estate planning or in connection with activities by Mr. Linn solely in his personal capacity as an individual investor, and (iii) Mr. Linn may at any time submit a written request for a waiver of this restriction with respect to any commercial activities, and the Company agrees to consider such request in good faith.

3.3           Non-Solicitation.  During the period ending on December 31, 2012, Mr. Linn will not, whether for his own account or for the account of any other Person (other than the Company), (i) intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (ii) using Confidential Information, solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with any business prospect of the Company or its direct or indirect subsidiaries in direct competition with the Company.

3.4           Injunctive Relief.  Mr. Linn acknowledges that a breach of any of the covenants contained in this Section 3 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Linn from engaging in activities prohibited by this Section 3 or such other relief as may be required to specifically enforce any of the covenants in this Section 3.

3.5           Adjustment of Covenants.  The parties consider the covenants and restrictions contained in this Section 3 to be reasonable.  However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

3.6           Forfeiture Provision.  If Mr. Linn engages in any activity that materially violates any covenant or restriction contained in this Section 3, in addition to any other remedy the Company may have at law or in equity, (i) Mr. Linn will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and (ii) all unexercised Unit options, restricted Units and other forms of equity compensation held by or credited to Mr. Linn will terminate effective as of the date on which Mr. Linn engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements, if a court, as specified in Section 4.5 hereof, determines that Mr. Linn engaged in that activity.  Any determination that Mr. Linn has materially violated any covenant or restriction contained in this Section 3 shall be made by a majority of the members of the Board, after Mr. Linn has been given written notice and an opportunity for at least ten (10) days to cure the breach, if curable.

3.7           Company.  As used in this Section 3, the term “Company” includes the Company, Linn Energy and any of their direct or indirect subsidiaries.

4.           Miscellaneous.

4.1           Assignment; Successors; Binding Agreement.  This Agreement may not be assigned by any party, whether by operation of law or otherwise, without the prior written consent of the other parties, except that any obligation of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.  The Company will obtain from any successor or other person or entity acquiring a majority of the Company’s assets or units a written agreement to perform all terms of this Agreement.

4.2           Modification and Waiver.  Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by Mr. Linn and such officer(s) as may be specifically authorized by the Board to effect it.  No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

4.3           Entire Agreement.  This Agreement together with any attendant or ancillary documents, specifically including, but not limited to, (a) all documents referenced in this Agreement, (b) the written policies and procedures of the Company and Linn Energy, (c) the LTIP or any successor plan, (d) each LTIP Executive Option Agreement to which Mr. Linn is party, (e) each LTIP Executive Restricted Unit Agreement to which Mr. Linn is party, and (f) the Third Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC, as amended, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements specifically including, but not limited to the Prior Agreement or understandings between them regarding the subject matter hereof; provided, however, that if there is a conflict between any of the terms in this Agreement and the terms in any LTIP Executive Option Agreement to which Mr. Linn is party, any LTIP Executive Restricted Unit Agreement to which Mr. Linn is party, or any other award agreement between the Company and Mr. Linn pursuant to the LTIP, the terms of this Agreement will govern.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 4.3.

4.4           Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

4.5           Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)           Disputes.  In the event of any dispute, controversy or claim between the parties arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the parties agree and consent to the personal jurisdiction of the state and local courts of Harris County, Texas and/or the United States District Court for the Southern District of Texas, Houston Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement.  The parties also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company and Linn Energy at the address of their principal executive offices and to Mr. Linn at his last known address as reflected in the Company’s records.

(b)           Waiver of Jury Trial.

THE COMPANY, LINN ENERGY AND MR. LINN HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF MR. LINN’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

(A)           Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

(B)           Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

(C)           Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

4.6           Withholding of Taxes.  The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

4.7           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

to the Company:

Attn:  Senior Vice President and General Counsel
Linn Energy, LLC
JPMorgan Chase Tower
600 Travis Suite 5100
Houston, Texas  77002

to Mr. Linn:

Michael C. Linn
5573 Bordley
Houston, Texas  77056

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

4.8           Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

4.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

4.10           Headings.  The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

4.11           Construction.  As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

4.12           Capacity; No Conflicts.  Mr. Linn represents and warrants to the Company and Linn Energy that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and (c) this Agreement is his valid and binding obligation, enforceable in accordance with its terms.

4.13           Section 409A.  Each payment under this Agreement is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

LINN OPERATING, INC.                                                                                                       EMPLOYEE

By:      /s/ MARK E. ELLIS                                                                /s/ MICHAEL C. LINN
Name: Mark E. Ellis                                                                                                                                    Name:  Michael C. Linn
Title:  President and Chief Executive Officer                                                                                          Date:  November 29, 2011
Date:  November 29, 2011

LINN ENERGY, LLC

By:      /s/ MARK E. ELLIS
Name:  Mark E. Ellis
Title:  President and Chief Executive Officer
Date:  November 29, 2011

EXHIBIT A

Dated:  ___________ ___, 2011
WAIVER AND RELEASE

Pursuant to the terms of my Retirement Agreement with Linn Operating, Inc. and Linn Energy, LLC, effective _____________, 2011, and in exchange for the payments and benefits provided in Section 2.1 and 2.2 of the Agreement, as applicable (the “Retirement Benefits”), I hereby waive all claims against and release (i) Linn Operating, Inc. and Linn Energy, LLC and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the ”Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans” ) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than payments and benefits due pursuant to Section 2.1 and 2.2 of the Agreement and rights and benefits I am entitled to under the Benefit Plans.  (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Retirement Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Retirement Benefits.  I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Retirement Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Retirement Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code § 21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Retirement Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Retirement Benefits; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that payment of the Retirement Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation.  I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by the Company Representative, Senior Vice President and General Counsel, JPMorgan Chase Tower, 600 Travis, Suite 5100, Houston, Texas 77002, in which case the Waiver and Release will not become effective.  If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Retirement Benefits to me.  I understand that failure to revoke my acceptance of the offer within seven calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Michael C. Linn                                                                                     Company’s Representative

Signature                                                                                         Company’s Execution Date

Signature Date